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                                                                 EXHIBIT 10(W)

                                WELLS FARGO LOGO

Commercial Banking Group
505 Main Street, Suite 300
Fort Worth, TX 76102

December 16, 1996

W. Brad Fagan
Vice President, Treasurer
Pancho's Mexican Buffet
3500 Noble Avenue
Fort Worth, TX 76111-0407

Re: Revolving Credit and Term Loan Agreement ("Agreement") dated as of February 16, 1994, as amended, by and between PMB Enterprises West, Inc. ("Borrower") and Wells Fargo Bank (Texas), National Association, formerly First Interstate Bank of Texas, N.A. ("Bank")

Dear Brad:

This letter will constitute an amendment to the Agreement. The changes to the Agreement and the effective dates, thereof, are as follows:

o Commitment Level - Effective December 16, 1996, the Commitment will be $5,000,000.

o Quarterly Commitment Reduction - Beginning with the quarter ended 12/31/96 and continuing each quarter thereafter, the commitment will reduce by $500,000 effective December 16, 1996.

o Section 9.10 - Net Income requirement for the month required to be greater than or equal to $0 is amended to the following: EBITDA (Operating Income plus Depreciation and Amortization), on a rolling 3 months, calculated monthly, must be greater than or equal to the following: October 31, 1996 - $400,000; November 30, 1996 - ($50,000); December 31, 1996 - $100,000;
   January 31, 1997 - $200,000; February 28, 1997 - $300,000; March 31, 1996 -
   $600,000; April 30, 1997 - $850,000; May 31, 1997 - $1,000,000; June 30,
   1997 - $1,000,000; - July 31, 1997 - $1,250,000; August 31, 1997 -
   $1,100,000; September 30, 1997 - $1,100,000. The effective date is
   October 31, 1996.

o Section 9.14 - Cash Capital Expenditures will be amended to be less than or equal to $1,900,000 for the fiscal year ended September 30, 1997 and will be less than or equal to $500,000 on a quarterly basis for the first three quarters of fiscal 1997 ended
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        12/31/96, 3/31/96, and 6/30/96. The balance remaining for Cash Capital
        Expenditures may be spent in the fourth quarter provided that no Event of Default has occurred or is occurring. The effective date is October 31, 1996.

o Section 3 of the Agreement is hereby amended as follows: "Termination Date" shall mean (i) October 31, 1997, or (ii) such later date to which the Revolving Credit Period is extended pursuant to Section 2.01(b) in the Revolving Credit Agreement.

        By executing this amendment, the Borrower warrants and represents that it is not in default of any of the terms under this Agreement as amended by this letter. The above amendments are the ONLY changes to the Agreement. The Bank reserves all its rights and remedies under the Agreement.

        Please execute the letter by signing in the "Acceptance" space indicated on this page and return the original to me. Please make a copy for your files.


Very Truly Yours,


/s/ Susan B. Sheffield

Susan B. Sheffield
Vice President


Accepted and Agreed upon:


By: /s/ W. Brad Fagan

Title: VP-Treasurer

Company: PMB Enterprises West, Inc.

Date: 12-16-96